MAIDENFORM BRANDS, INC. ANNOUNCED FOURTH QUARTER AND FISCAL 2005 RESULTS

Bayonne, New Jersey, March 7, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the fourth quarter and for the fiscal year ended December 31, 2005. On February 8, 2006, Maidenform reported selected preliminary financial results for 2005, including specific factors that drove the Company’s performance. The following results reconfirm Maidenform’s preliminary figures for 2005 stated in its February 2006 release.

Highlights include:

-	Net sales rose 13.4% for 2005 and 6.8% for the fourth quarter of 2005 versus the comparable 2004 periods.

-	Wholesale net sales increased 16.4% for 2005 and 9.4% for the fourth quarter of 2005 versus the comparable 2004 periods.

•	Total international sales increased 47.3% for 2005 and 20.4% for the fourth quarter of 2005 versus the comparable 2004 periods.

-
GAAP operating income for 2005 was $33.5 million compared to $1.7 million for 2004. Non-GAAP pro-forma operating income for 2005 increased 22.6% to $45.0 million from $36.7 million in 2004. See GAAP to Non-GAAP pro-forma reconciliation charts on Pages 10 and 11.

-
Total cash and cash equivalents at the end of 2005 were $31.0 million compared to $23.2 million at the end of 2004. The Company further reduced debt outstanding by a total of $22.5 million subsequent to the credit facility amendment on June 29, 2005, including $2.5 million paid down in the fourth quarter of 2005.

-	Maidenform commenced repurchasing its shares of common stock in the open market following the announcement on February 8, 2006 of the authorization of a $20 million stock repurchase plan.

Thomas J. Ward, Chief Executive Officer stated, “We are proud of our achievements in 2005 such as achieving 13% net sales growth, launching the Dream® franchise, moving completely to a 100% sourcing model, becoming a public company, refinancing our credit facility at significantly lower rates, and paying down $22.5 million of debt since becoming a public company. Our team continues to take action to drive future growth. Our current initiatives include launching the LiteTM Collection, reintroducing the Full Support product featuring Flex-to-FitTM innovation, building the Dream franchise and other product expansion in our brands, in addition to implementing product development speed teams to be fast to market while driving cost savings. These efforts, coupled with our ongoing focus to further penetrate existing customers and secure new opportunities, should drive top line performance and contribute to improved bottom line results as these actions are implemented.”

Financial Results for Fiscal 2005

Net sales for 2005 increased 13.4% to $382.2 million from $337.0 million in 2004, including a 6.8% net sales increase in the fourth quarter of 2005. Wholesale segment net sales increased 16.4% to $327.8 million in 2005 compared to $281.7 million in 2004, including a 9.4% rise in the fourth quarter of 2005. Within this wholesale segment, Department Stores & National Chain stores net sales rose 7.1% to $202.8 million in 2005. Mass merchant channel sales grew 61.0% to $75.2 million in 2005, which included an $8.0 million increase in the first quarter of 2005 due to the product placement in all domestic stores for a mass merchant customer. Net sales in the Other channel, which include sales to specialty retailers and to off-price retailers along with licensing income, increased 9.0% in 2005 to $49.8 million. In 2005, international sales, which are included across all three channels of the wholesale segment, increased 47.3% to $26.8 million in 2005 from $18.2 million in 2004. Total international sales increased 20.4% in the fourth quarter to $5.9 million from $4.9 million in 2004. Page 9 of this release provides a chart of Maidenform’s sales by channel performance for each quarter and the full year 2005.

Same store sales for Maidenform’s retail outlet stores increased 5.5% for 2005 and Internet sales nearly doubled to $2.4 million. Retail segment net sales decreased $0.9 million to $54.4 million in 2005, which included a decrease of $0.6 million in the fourth quarter of 2005 to $13.1 million. This decrease was primarily driven by select store closings in 2005 due to the Company’s ongoing efforts to optimize its portfolio of outlet stores. Maidenform operated 74 outlet stores at the end of 2005 as compared to 81 at the end of 2004.

Consolidated gross profit increased $27.1 million, or 25.1%, to $135.1 million in 2005. For the fourth quarter of 2005, consolidated gross profit increased $3.3 million, or 14.5%, to $26.1 million. As a percentage of net sales, gross margins increased 330 basis points to 35.3% in 2005 and increased 220 basis points to 32.8% in the fourth quarter of 2005. As previously disclosed, Maidenform’s wholesale segment gross margins for 2005 were unfavorably affected by $5.7 million of plant closing costs, including negative manufacturing variances associated with the closing of the production plants and losses on the sale of production assets disposed. Other key factors that unfavorably influenced gross margins included the strategic decision to re-launch the Full Support product line with a selective rollout of the new Flex-to-Fit alternative in 2006, a strong promotional environment and a change in channel mix. Excluding certain adjustments and adjusting for the pro-forma items as described on Pages 10 and 11, Non-GAAP pro-forma consolidated gross margins in 2005 were 36.8% compared to 38.7% in 2004 and 33.0% in the fourth quarter of 2005 compared to 33.3% in the fourth quarter of 2004. The Company is currently taking action to improve its margins by securing additional sourcing partners in alternative countries, applying additional cost savings processes across appropriate brands and styles, and introducing new products featuring innovative technology.

Consolidated SG&A expenses increased $9.6 million to $101.6 million in 2005, including a $1.0 million increase in the fourth quarter of 2005 to $24.7 million. As a percentage of net sales, SG&A decreased in 2005 from 27.3% to 26.6%, primarily as a result of increased net sales. SG&A for 2005 includes certain non-recurring and unusual items, including $3.8 million of expenses associated with the Company’s initial public offering, $1.5 million special cash bonus paid in connection with the credit facility amendment, and $1.3 million in severance and other expenses associated with the closing of the Company’s owned manufacturing facilities. Non-GAAP pro-forma consolidated SG&A expenses increased $1.9 million to $95.8 million in 2005, including a $0.1 million increase in the fourth quarter of 2005 to $24.2 million.

GAAP operating income increased $31.8 million to $33.5 million in 2005 from $1.7 million in 2004. GAAP operating income as a percentage of net sales increased to 8.8% in 2005 from 0.5% in 2004. For the fourth quarter of 2005, GAAP operating income was $1.4 million compared to a loss of $0.9 million for the fourth quarter of 2004. Maidenform’s GAAP operating income in both 2005 and 2004 were affected by non-recurring items discussed on Pages 10 and 11. Excluding these items and giving effect to the pro-forma items, Non-GAAP pro-forma operating income would have increased 22.6% to $45.0 million in 2005 and to $2.1 million for the fourth quarter of 2005 compared to the prior year periods.

Net interest expense for 2005 increased $6.0 million to $15.8 million in 2005. This increase was a result of expensing deferred financing costs of $4.9 million in connection with the amendment of the Company’s credit facility on June 29, 2005 and greater debt outstanding at a higher interest rate during the first half of 2005.

Maidenform benefited on December 29, 2005 from having interest rates on borrowings under its first-lien loan reduced to a current rate of LIBOR plus 1.75%, as a result of the June 29, 2005 amendment to the Company’s credit facility and its ability to have a debt to EBITDA ratio at the end of the third quarter of 2005 less than 3.0 to 1.0.

Total cash and cash equivalents at the end of 2005 were $31.0 million compared to $23.2 million at the end of 2004. Maidenform continues to de-leverage its balance sheet with $22.5 million of debt repayments since the Company amended its credit facility, reducing its total debt outstanding at the end of 2005 to $137.5 million.

Maidenform’s effective income tax rate for 2005 was 49.4% compared to 5.5% for 2004. The 2005 rate, which is higher than the normal statutory income tax rate, reflects non-deductible expenses primarily associated with Maidenform’s initial public offering in July 2005. Giving effect to the items discussed on Pages 10 and 11, the Company’s effective income tax rate would have been approximately 40%. Maidenform’s cash tax rate, which represents the amount of taxes currently payable and takes into consideration net operating loss carry-forwards (NOLs), was approximately 9% to 10% for 2005.

Net income in 2005 was $8.9 million compared to a loss of $7.6 million in 2004. Non-GAAP pro-forma net income, cited on Pages 10 and 11 of this release, increased 30.7% to $21.3 million in 2005 from $16.3 million in 2004. GAAP diluted loss per common share in 2005 was $0.39 compared to a loss of $0.41 per common share for the period from May 11, 2004 through January 1, 2005 and a loss of $0.31 per common share for the period from December 28, 2003 through May 10, 2004. Non-GAAP pro-forma diluted earnings per share, adjusted for the items discussed above, was $0.94 per common share in 2005. This compares to Non-GAAP pro-forma diluted earnings per share in 2004 of $0.81 per common share. Weighted average diluted shares outstanding for 2005 and 2004 were 22,700,345 shares and 20,230,298 shares, respectively.

For the fourth quarter of 2005, net loss was $0.2 million versus a loss of $2.6 million for the fourth quarter of 2004. Non-GAAP pro-forma net loss, cited on Pages 10 and 11 of this release, decreased to $0.1 million for the fourth quarter of 2005 from a loss of $1.0 million for the fourth quarter of 2004. GAAP diluted loss per common share for the fourth quarter of 2005 was $0.01 compared to a loss of $0.20 per common share for 2004. Non-GAAP pro-forma diluted earnings per share was a break even per common share for the fourth quarter of 2005. This compares to Non-GAAP pro-forma diluted loss per share for the fourth quarter of 2004 of $0.05 per common share.

Stock Repurchase Program

On February 8, 2006, Maidenform announced that its Board of Directors approved a stock repurchase program of up to $20 million. The stock repurchase program, which is open-ended, allows Maidenform to repurchase its shares of common stock on the open market, depending on market conditions and corporate considerations, from available cash flow and borrowings under the revolver. Since that announcement through the end of trading on March 3, 2006, Maidenform has purchased shares of common stock totaling $3.4 million.

2006 Financial Performance Outlook Reconfirmed

On February 8, 2006, Maidenform released its financial performance expectations for 2006, reflecting a more cautious position primarily due to the strong promotional climate the Company saw in the fourth quarter of 2005 and the aggressive retail store consolidation announced by certain retailers. Maidenform reiterates its projected net sales growth for 2006 of an increase from 5% to 7%. As previously announced, net sales for the first quarter of 2006 will reflect a more challenging year-over-year comparison as a result of a $21.6 million net sales increase in 2005, or 28% net sales growth from 2004, specifically driven by a $10 million rollout to all stores for one mass merchant customer and a launch of a panty program with a national chain store customer.

The Company continues to expect consolidated gross margins to be approximately 37.0% in 2006 with consolidated gross margins during the first half of fiscal 2006 projected to be lower than those in the second half of 2006 when Maidenform should benefit from actions it is taking to drive margin improvement.

Maidenform maintains its projected operating income growth for 2006 to be in the range of 8% to 12%.

Total operating cash flow for 2006 is expected in the range of $18 million to $20 million. The Company also expects capital expenditures for 2006 of approximately $5 million driven primarily by information technology enhancements.

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, March 8th at 8:30 am ET to discuss its fourth quarter and fiscal 2005 results. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenform.com. A dial-in replay of this event will be available through March 15, 2006 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 27304402.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 83-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Self Expressions®, Sweet Nothings®, BodymatesTM, Rendezvous® and Subtract®. Maidenform products are currently distributed in 48 foreign countries and territories.

Maidenform Contact Information:

Felise Glantz Kissell
Vice President Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

Financial Tables Are Included On Pages 6-11.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2005	January 1, 2005
Assets
Current assets
Cash and cash equivalents	$30,978	$23,212
Accounts receivable, net	34,169	24,004
Inventories	35,255	37,067
Deferred income taxes	8,474	9,103
Prepaid expenses and other current assets	8,059	7,562
Total current assets	116,935	100,948
Property, plant and equipment, net	18,230	27,944
Goodwill	7,884	7,884
Intangible assets, net	100,838	101,998
Other non-current assets	3,211	5,357
Total assets	$247,098	$244,131

Liabilities and stockholders’ equity (deficit)
Current liabilities
Current portion of long-term debt	$-	$12,162
Accounts payable	19,212	11,724
Accrued expenses and other current liabilities	18,396	22,334
Total current liabilities	37,608	46,220
Long-term debt	137,500	135,588
Deferred income taxes	10,361	7,002
Other non-current liabilities	8,926	8,596
Total liabilities	194,395	197,406

Preferred stock - Subject to redemption, $0.01 par value;
liquidation value $100; 50,000,000 shares authorized;
360,000 shares issued and outstanding at January 1, 2005	-	41,491
Common stock - Subject to put option, $0.01 par value;
4,125,000 issued and outstanding at January 1, 2005 (out of a total
100,000,000 shares authorized)	-	6,356

Stockholders’ equity (deficit)
Preferred stock - Subject to redemption, $0.01 par value;
10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000
shares authorized; 23,488,357 shares at December 31, 2005 and
15,675,000 shares at January 1, 2005 issued and outstanding	235	157
Additional paid-in capital	59,063	2,098
Accumulated deficit	(6,809)	(3,368)
Accumulated other comprehensive income (loss)	214	(9)
Total stockholders’ equity (deficit)	52,703	(1,122)
Total liabilities and stockholders’ equity (deficit)	$247,098	$244,131

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Successor	Successor	Successor	Successor	Predecessor
				For the period	For the period
				from	from
			For the	May 11, 2004	December 28, 2003
	Three months ended		year ended	through	through
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005	May 10, 2004

Net sales	$79,547	$74,497	$382,169	$214,613	$122,415
Cost of sales	53,406	51,714	247,037	151,954	77,113
Gross profit	26,141	22,783	135,132	62,659	45,302
Selling, general and
administrative expenses	24,730	23,696	101,604	59,973	31,960
Acquisition-related charges	-	-	-	-	14,286
Operating income (loss)	1,411	(913)	33,528	2,686	(944)

Interest expense, net	2,367	3,085	15,853	7,622	2,180
Income (loss) before provision
for income taxes	(956)	(3,998)	17,675	(4,936)	(3,124)
Income tax expense (benefit)	(747)	(1,355)	8,735	(1,568)	1,122
Net income (loss)	(209)	(2,643)	8,940	(3,368)	(4,246)
Preferred stock dividends and changes
in redemption value	-	(1,396)	(17,264)	(4,756)	-
Net loss available to
common stockholders	$(209)	$(4,039)	$(8,324)	$(8,124)	$(4,246)
Basic and diluted loss
per common share	$(0.01)	$(0.20)	$(0.39)	$(0.41)	$(0.31)
Basic and diluted weighted average
number of shares outstanding	23,488,357	19,800,000	21,451,654	19,800,000	13,727,879

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor	Successor	Predecessor
	For the	For the period	For the period
	year ended	from May 11, 2004	from December 28, 2003
	December 31, 2005	through January 1, 2005	through May 10, 2004
Cash flows from operating activities
Net income (loss)	$8,940	$(3,368)	$(4,246)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	5,647	5,461	1,636
Amortization of intangible assets	1,160	719	-
Amortization of deferred financing costs	5,953	804	895
Purchase accounting step-up of inventory	-	19,838	-
Stock compensation	1,609	251	6,869
Deferred income taxes	3,988	(2,398)	(1,637)
Tax benefit from exercise of stock options	2,775	-	1,420
Other non-cash items	1,097	39	-
Net changes in operating assets and liabilities,
(net of the May 10, 2004 Acquisition)
Accounts receivable	(10,165)	20,148	(16,746)
Inventories	1,812	5,329	(6,358)
Prepaid expenses and other current and
non-current assets	(4,018)	(376)	1,313
Accounts payable	7,488	(8,215)	6,874
Accrued expenses and other current and
non-current liabilities	(4,449)	204	8,176
Income taxes payable	3,550	(4,192)	1,017
Net cash from operating activities	25,387	34,244	(787)
Cash flows from investing activities
Capital expenditures	(2,229)	(1,980)	(681)
Proceeds from sale of assets	5,160	-	-
Payments in connection with the Acquisition	-	(158,473)	-
Net cash from investing activities	2,931	(160,453)	(681)
Cash flows from financing activities
Borrowings under revolving facility	10,000	12,500	109,391
Repayments under revolving facility	(10,000)	(43,265)	(101,661)
Term loan facility borrowings	61,037	150,000	-
Term loan facility repayments	(71,287)	(25,170)	(2,080)
Common stock options purchased	(140)	-	-
Special cash dividends paid to preferred shareholders	(13,320)	-	-
Proceeds from issuance of preferred and common stock	52,579	57,000	-
Redemption of preferred stock and preferred options
and payment of accumulated dividends	(46,828)	-	-
Deferred financing costs	(2,423)	(6,684)	(217)
Net cash from financing activities	(20,382)	144,381	5,433
Effects of exchange rate changes on cash	(170)	169	(328)
Net increase in cash	7,766	18,341	3,637
Cash and cash equivalents
Beginning of period	23,212	4,871	1,234
End of period	$30,978	$23,212	$4,871

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$9,996	$6,096	$884
Income taxes	$1,677	$4,597	$144

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in million)
(unaudited)

	First quarter			Second quarter
	Three months ended			Three months ended
	April 2, 2005	March 27, 2004	% change	July 2, 2005	June 26, 2004	% change
Department Stores / National Chain Stores	$51.7	$44.3	16.7%	$53.9	$50.7	6.3%
Mass Merchant	22.5	8.4	167.9%	22.7	15.7	44.6%
Other	16.0	15.4	3.9%	10.9	13.0	-16.2%
Total Wholesale	90.2	68.1	32.5%	87.5	79.4	10.2%

Retail	10.0	10.5	-4.8%	14.8	14.5	2.1%

Total Consolidated Net Sales	$100.2	$78.6	27.5%	$102.3	$93.9	8.9%

	Third quarter			Fourth quarter
	Three months ended			Three months ended
	October 1, 2005	September 25, 2004	% change	December 31, 2005	January 1, 2005	% change
Department Stores / National Chain Stores	$54.8	$50.4	8.7%	$42.4	$43.9	-3.4%
Mass Merchant	15.1	11.8	28.0%	14.9	10.8	38.0%
Other	13.7	11.2	22.3%	9.2	6.1	50.8%
Total Wholesale	83.6	73.4	13.9%	66.5	60.8	9.4%

Retail	16.5	16.6	-0.6%	13.1	13.7	-4.4%

Total Consolidated Net Sales	$100.1	$90.0	11.2%	$79.6	$74.5	6.8%

	For the year ended
	December 31, 2005	January 1, 2005	% change
Department Stores / National Chain Stores	$202.8	$189.3	7.1%
Mass Merchant	75.2	46.7	61.0%
Other	49.8	45.7	9.0%
Total Wholesale	327.8	281.7	16.4%

Retail	54.4	55.3	-1.6%

Total Consolidated Net Sales	$382.2	$337.0	13.4%

Our mix of products sold between bras, shapewear, and panties in the wholesale segment for the year ended December 31, 2005, January 1, 2005 and December 27, 2003, respectively, are summarized below.

	2005	2004	2003
Bras	68%	68%	67%
Shapewear	20%	22%	22%
Panties	12%	10%	11%
	100%	100%	100%

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
QUARTERLY GAAP TO NON-GAAP PRO-FORMA RECONCILIATION SCHEDULE
EXCLUDING CERTAIN ADJUSTMENTS AND ASSUMES THE INITIAL PUBLIC OFFERING AND CREDIT FACILITY AMENDMENT OCCURRED AT THE BEGINNING OF 2005
FISCAL 2005
(in millions, except share and per share amounts)
(unaudited)

	First Quarter 2005					Second Quarter 2005					Third Quarter 2005
	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP
Net Sales	$100.2				$100.2	$102.3				$102.3	$100.1				$100.1
Cost of Sales	65.9	(1.3)	(a	)	64.6	64.3	(2.3)	(a	)	62.0	63.4	(1.9)	(a	)	61.5
Gross Profit	34.3	1.3			35.6	38.0	2.3			40.3	36.7	1.9			38.6
SG&A	23.5	(0.4)	(b	)	23.1	24.7	(1.1)	(b	)	23.6	28.7	(3.8)	(b	)	24.9
Operating Income	10.8	1.7			12.5	13.3	3.4			16.7	8.0	5.7			13.7

Interest, net	2.9	(0.5)	(c	)	2.4	8.0	(5.6)	(c	)	2.4	2.6	(0.2)	(c	)	2.4

Pre-tax Income (Loss)	7.9	2.2			10.1	5.3	9.0			14.3	5.4	5.9			11.3

Income Taxes (@ 40%)	3.5	0.5	(d	)	4.0	2.7	3.1	(d	)	5.8	3.3	1.2	(d	)	4.5

Net Income (Loss)	$4.4	$1.7			$6.1	$2.6	$5.9			$8.5	$2.1	$4.7			$6.8

Diluted Shares Outstanding	21,112.6					21,143.7					23,902.3

Diluted Earnings (Loss) Per Share					$0.29					$0.40					$0.28

	Fourth Quarter 2005					For The Year Ended 2005
	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP
Net Sales	$79.6				$79.6	$382.2	$-			$382.2
Cost of Sales	53.5	(0.2)	(a	)	53.3	247.1	(5.7)	(a	)	241.4
Gross Profit	26.1	0.2			26.3	135.1	5.7			140.8
SG&A	24.7	(0.5)	(b	)	24.2	101.6	(5.8)	(b	)	95.8
Operating Income	1.4	0.7			2.1	33.5	11.5			45.0

Interest, net	2.3				2.3	15.8	(6.3)	(c	)	9.5

Pre-tax Income (Loss)	(0.9)	0.7			(0.2)	17.7	17.8			35.5

Income Taxes (@ 40%)	(0.7)	0.6	(d	)	(0.1)	8.8	5.4	(d	)	14.2

Net Income (Loss)	$(0.2)	$0.1			$(0.1)	$8.9	$12.4			$21.3

Diluted Shares Outstanding	23,488.4					22,700.3

Diluted Earnings (Loss) Per Share					$(0.00)					$0.94

Footnotes:

(a) Elimination of negative manufacturing variances associated with the closing of production plants and loss on sale of assets disposed including $1.3 million for the first quarter, $2.3 million for the second quarter, $1.9 million for the third quarter, and $0.2 million for the fourth quarter.

(b) For the first quarter, inclusion of public company expenses of $0.8 million and the elimination of the following: initial public offering expenses of $0.6 million, restructuring expenses of $0.3 million, and stock compensation expenses of $0.3 million. For the second quarter, inclusion of public offering expenses of $0.8 million and elimination of the following: initial public offering expenses of $1.3 million, restructuring expenses of $0.4 million and stock compensation expenses of $0.2 million. For the third quarter, elimination of the following: initial public offering expenses of $1.9 million, one-time bonus paid in connection with amendment of credit facility of $1.5 million, restructuring expenses of $0.3 million, and stock compensation expenses of $0.1 million. For the fourth quarter, elimination of restructuring expense of $0.3 million and stock compensation expense of $0.2 million.

(c) For the first quarter, elimination of $0.5 million of interest expense with assumption that the interest rate reduction which will occur beginning 2006 from the credit facility amendment occurred at the beginning of the first quarter 2005. For the second quarter, elimination of $4.9 million of deferred financing expenses and $0.7 million of interest expense associated with the credit facility amendment. For the third quarter, the elimination of $0.2 million of interest expense associated with the credit facility amendment. Reported interest expense in the fourth quarter would be the same amount as the pro-forma interest expense applying the assumptions used in the first three quarters of 2005.

(d) Adjustment of income tax expense to a statutory tax rate of 40%.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
QUARTERLY GAAP TO NON-GAAP PRO-FORMA RECONCILIATION SCHEDULE
EXCLUDING CERTAIN ADJUSTMENTS AND ASSUMES THE INITIAL PUBLIC OFFERING AND CREDIT FACILITY AMENDMENT OCCURRED AT THE BEGINNING OF 2004
FISCAL 2004
(in millions, except share and per share amounts)
(unaudited)

	First Quarter 2004					Second Quarter 2004					Third Quarter 2004
	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP
Net Sales	$78.6				$78.6	$93.9				$93.9	$90.0				$90.0
Cost of Sales	51.2				51.2	65.1	(11.4)	(a	)	53.7	61.0	(9.2)	(a	)	51.8
Gross Profit	27.4	-			27.4	28.8	11.4			40.2	29.0	9.2			38.2
SG&A	21.2	0.7	(b	)	21.9	23.9	0.5	(b	)	24.4	23.2	0.3	(b	)	23.5
Acquisition-Related Charges	-				-	14.3	(14.3)	(c	)	-	-				-
Operating Income (Loss)	6.2	(0.7)			5.5	(9.4)	25.2			15.8	5.8	8.9			14.7

Interest, net	0.7	1.7	(d	)	2.4	3.2	(0.8)	(d	)	2.4	2.8	(0.4)	(d	)	2.4

Pre-tax Income (Loss)	5.5	(2.4)			3.1	(12.6)	26.0			13.4	3.0	9.3			12.3

Income Taxes (@ 40%)	2.2	(1.0)	(e	)	1.2	(2.6)	8.0	(e	)	5.4	1.3	3.6	(e	)	4.9

Net Income (Loss)	$3.3	$(1.4)			$1.9	$(10.0)	$18.0			$8.0	$1.7	$5.7			$7.4

Diluted shares outstanding	14,395.9					20,157.4					20,544.4

Diluted Earnings (Loss) Per Share					$0.13					$0.40					$0.36

	Fourth Quarter 2004					For The Year Ended 2004
	Reported	Adj's			Non-GAAP	Reported	Adj's			Non-GAAP
Net Sales	$74.5				$74.5	$337.0	$-			$337.0
Cost of Sales	51.7	(2.0)	(a	)	49.7	229.0	(22.6)	(a	)	206.4
Gross Profit	22.8	2.0			24.8	108.0	22.6			130.6
SG&A	23.7	0.4	(b	)	24.1	92.0	1.9	(b	)	93.9
Acquisition-Related Charges	-				-	14.3	(14.3)	(c	)	-
Operating Income (Loss)	(0.9)	1.6			0.7	1.7	35.0			36.7

Interest, net	3.1	(0.8)	(d	)	2.3	9.8	(0.3)	(d	)	9.5

Pre-tax Income (Loss)	(4.0)	2.4			(1.6)	(8.1)	35.3			27.2

Income Taxes (@ 40%)	(1.4)	0.8	(e	)	(0.6)	(0.5)	11.4	(e	)	10.9

Net Income (Loss)	$(2.6)	$1.6			$(1.0)	$(7.6)	$23.9			$16.3

Diluted shares outstanding	19,800.0					20,230.3

Diluted Earnings (Loss) Per Share					$(0.05)					$0.81

Footnotes:

(a) Elimination of non-cash purchase accounting adjustments of $10.8 million and $0.6 million of costs associated with the closing of production plants for the second quarter, $8.1 and $1.1 million, respectively, for the third quarter, and $0.9 million and $1.1 million, respectively, in the fourth quarter.

(b) For each of the quarters, inclusion of estimated public company expenses of $3.0 million for the entire fiscal year 2004, and the elimination of depreciation and amortization of $0.3 million for the second quarter, $0.4 million for the third quarter, and $0.4 for the fourth quarter.

(c) Elimination of non-recurring expenses of $14.3 million associated with the May 10, 2004 transaction in which Maidenform was acquired by Ares Corporate Opportunities Fund, L.P.

(d) Pro-forma interest expense assumes the credit facility amendment occurred at the beginning of 2004.

(e) Adjustment of income tax expense to statutory a tax rate of 40%.

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